Rosetta Resources Inc. Files Motion to Dismiss Against Calpine

HOUSTON, September 11, 2007 -- Rosetta Resources Inc. (Nasdaq:ROSE), an independent oil-and-gas company, yesterday filed a motion to dismiss Calpine Corporation’s (Calpine) fraudulent conveyance claims arguing that the claims are barred as a matter of law by the expected full payment of Calpine’s creditors under Calpine’s proposed plan of reorganization.

From the outset of Calpine’s bankruptcy proceedings, Rosetta has maintained that the transaction in which it received all of Calpine’s oil and gas business was fully vetted and approved by Calpine's non-conflicted board of directors and supported by the opinions of Calpine’s numerous third-party legal and financial advisers.  Rosetta asserts in its motion to dismiss that the $1.05 billion in gross cash proceeds paid in this transaction, plus the debt and liabilities assumed by Rosetta and the valuable contract rights granted to Calpine to purchase Rosetta’s gas production in Northern California and to market all of Rosetta’s production, constituted fair value for the business.

Rosetta’s motion argues that while Rosetta believes it would prevail on the merits of Calpine’s claim, the Bankruptcy Court need not consider the merits because Calpine’s right to assert the claim is barred as a matter of law by the undisputed fact that Calpine is now solvent and will, under its proposed plan of reorganization, pay creditors’ claims in full and with interest.  Rosetta argues that because fraudulent transfer avoidance is available only to remedy damages suffered by creditors of Calpine, Calpine’s purported fraudulent transfer claim against Rosetta cannot properly be asserted in circumstances where creditors’ claims are being satisfied in full, as Calpine itself indicates is the case here.  These principles are firmly established under the governing case law.

In further support of its request to dismiss the case, Rosetta also argues:

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The sole named plaintiff, Calpine Corporation, did not transfer anything to Rosetta and is therefore not the real party in interest; instead the oil and gas business was sold to Rosetta by certain of Calpine’s subsidiaries.

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The only “insiders” involved were the non-conflicted directors and officers of Calpine who conceived, approved and executed this transaction.  These parties hired the investment banking firm of Friedman, Billings, Ramsey &Co., Inc. (FBR) to assist Calpine in obtaining maximum value for its oil and gas business.  Together, FBR and Calpine structured this transaction with the advice and assistance of Calpine’s numerous financial and legal advisers.  Calpine then sought and received a valuation fairness opinion from another reputable investment bank, Deutsche Bank, and closed this transaction receiving $1.05 billion in gross cash proceeds from 144A investors and lenders, plus debt and liability assumption by Rosetta and additional consideration in inter-related contracts with the Company and its subsidiaries.

▪	Because no creditors are adversely affected by enforcement of the purchase agreement, Calpine may not unwind or renegotiate the sale of assets to Rosetta.

Alternatively, because of the overwhelming evidence that Calpine will be paying its creditors in full and even distributing monies to its old equity holders, the Company has asked the Court to stay further actions in this litigation until the full amount Calpine’s creditors will receive under the Plan is finally established to avoid both Calpine and Rosetta incurring unnecessary legal fees in the highly-likely event Calpine’s creditors receive full repayment.

“We are confident that this case is completely without merit as Rosetta paid fair value for Calpine’s oil and gas business.  Since the creditors have not been harmed and will be paid 100 percent of their claims with interest, there is simply no basis for any fraudulent transfer claim, which is solely a creditor remedy, to be pursued,” said Charles Chambers, Rosetta Resources chief executive officer.

Mr. Chambers insists this is an ill-conceived adversary proceeding and will only waste legal fees, which Calpine could otherwise use to make distributions to its old equity holders. “Calpine’s creditors, the actual parties in interest protected by these claims, have no claim with respect to the transaction or against Rosetta,” continues Chambers.  This litigation, he says, will not yield any better treatment for the creditors of these estates and allowing it to proceed wastes the resources of both Calpine and Rosetta.

“We will continue to vigorously defend ourselves from these baseless allegations,” concludes Mr. Chambers.

About Rosetta

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Relations Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com